EXHIBIT 99.1 -- Servicer's Annual Statement of Compliance

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RE: Officer's Certificate 2004 Annual Reporting



The undersigned Officer certifies the following for the 2004 fiscal year:

(A) I have reviewed the activities and performance of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide and to the best of these Officers' knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under these Agreements throughout such year, or if there has been a default or failure of the servicer to perform any of such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported.

(B)  I have confirmed that the Servicer is currently an approved
     FNMA or FHLMC servicer in good standing;

(C) I have confirmed that the Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement, Trust
     Agreement, Pooling and Servicing Agreement and/or Seller/
     Servicer Guide are in full force and effect;

(D)  All premiums for each Hazard Insurance Policy, Flood
     Insurance Policy (if applicable) and Primary Mortgage
     Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that all such insurance policies are in full force and effect;

(E) All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgaged Property, have been paid, or if any such costs or expenses have not been paid with respect to any Mortgaged Property, the reason for the non-payment has been reported.

(F) All Custodial Accounts have been reconciled and are properly funded; and

(G) All annual reports of Foreclosure and Abandonment of Mortgage Property required per section 6050H, 6050J and 6050P of the Internal Revenue Code, respectively, have been prepared and filed.


Certified by:

/s/ David Dill
Officer: David Dill

/s/ President
Title: President

/s/ 3-21-05
Date



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Saxon Mortgage Services, Inc.
4708 Mercantile Drive North
Fort Worth, TX 76137-3605

P.O. Box 161489
Forth Worth, TX 76161-1489
(817) 665-7200
Fax (817) 665-7400